EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 30, 2010 (this “Agreement”), by and between ATRINSIC, INC., a Delaware corporation (the “Company”), and Thomas Plotts (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee on the terms and subject to the conditions hereinafter set forth, and Employee desires so to be employed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.           Offices and Duties.  During the Term (as hereinafter defined), Employee shall serve as the Chief Financial Officer of the Company and shall have such duties and responsibilities that are commensurate with such position and such other duties and responsibilities as are from time to time assigned to the Employee by the Company’s Chief Executive Officer.  The Company’s Chief Executive Officer may elect or designate Employee to serve in such other corporate offices of the Company or a subsidiary or affiliate of the Company as the Company’s Chief Executive Officer from time to time may reasonably deem necessary, proper or advisable and as the Employee shall accept.  Employee hereby agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section.  Employee shall devote all of his business time and attention to the business and affairs of the Company and the performance of Employee’s duties and responsibilities hereunder.  Employee shall at all times observe and comply with such written rules, regulations, policies and practices as the Company may from time to time establish.  The Employee represents and warrants to the Company that (i) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms; and (ii) that the Employee is not a party to any agreement or understanding, written or oral, which could prevent the Employee from entering into this Agreement or performing all of the Employee’s obligations hereunder.

2.           Term.  The employment of Employee hereunder shall commence on the date hereof (the “Commencement Date”) and continue for a term ending on the third (3rd) anniversary of the Commencement Date, subject to earlier termination upon the terms and conditions provided elsewhere herein (the “Term”).  As used herein, “Termination Date” means the last day of the Term.  The Employee shall be an “at-will” employee of the Company such that the Company may terminate the Employee’s employment with the Company and the Term upon advance written notice at any time and for any reason (or no reason).

3.           Compensation.

(a)           As compensation for Employee’s services hereunder, the Company shall pay to Employee during the Term an annual salary (the “Base Salary”) equal to Two Hundred Fifty Thousand Dollars ($250,000.00), payable in accordance with the ordinary payroll practices of the Company.

(b)           Employee may also receive a target annual bonus equal to fifty percent (50%) of his Base Salary for each calendar year during the Term if the Company’s business operations meet or exceed certain financial performance standards to be determined by the Company’s board of directors in accordance with Exhibit A and the Company’s 2010 Annual Incentive Compensation Plan, a copy of which is included in Exhibit A hereto.

 (c)           In addition to his Base Salary and other compensation provided herein, during the Term, Employee shall be entitled to participate in the Company’s 401(k) plan and healthcare plan generally available to the employees of the Company, to the extent he is eligible under the terms and conditions thereof.

(d)           During the Term, Employee shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary thereof) to which he is elected or appointed.

4.           Options to Purchase Common Stock.

(a)           On the Commencement Date, the Company shall grant to Employee (i) an option (the “Option”) to acquire Two Hundred and Fifty Thousand (250,000) shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) pursuant to the Company’s 2009 Stock Incentive Plan.  The Option will vest in equal monthly installments over a period of thirty six months commencing on May 31, 2010 and on the last day of each calendar month thereafter until fully vested and be subject to the terms and conditions of the Company’s 2009 Stock Incentive Plan and a stock option agreement substantially in the form annexed to this Agreement as Exhibit B.  As a condition to receiving the Option, Employee shall execute and deliver to the Company the stock option agreement.  Notwithstanding the foregoing, if a Change of Control (as defined herein) occurs while Employee is employed with the Company, and Employee’s employment is terminated by the Company other than for Disability, death or cause (as defined herein) within three (3) months before or six (6) months after the effective date of the Change of Control, all Options will automatically vest immediately prior to the termination of Employee’s employment and shall remain exercisable for a period of one (1) year after such termination.

(b)           As provided in the stock option agreement, any portion of the Option that remains unvested at the time of termination of Employee’s employment (the “Unvested Portion”) shall be extinguished and cancelled and Employee shall have no rights or benefits whatsoever with respect to the Unvested Portion.  Employee represents and warrants that he is acquiring the Option and the shares of Common Stock issuable upon exercise thereof for investment purposes only, and not with a view to distribution thereof.  Employee is aware that the Option and such shares may not be registered under the federal or any state securities laws and that, in addition to the other restrictions, the Option and such shares issuable upon exercise thereof will not be able to be transferred unless an exemption from registration is available or the Option or such shares become registered.

5.           Expense Allowance.  The Company shall pay directly, or advance funds to Employee or reimburse Employee for, all out-of-pocket expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, including travel and accommodations, in each case subject to and in accordance with the Company’s standard policies and practices (including, without limitation, expense verification policies) regarding the reimbursement of business expenses, as in effect from time to time.

6.           Vacation.  Employee shall be entitled to four (4) weeks paid vacation during each year of his employment hereunder (as pro rated for partial years), such vacation to be taken at such time or times as shall be agreed upon by Employee and the Company with due regard to the needs of the Company.  Vacation time shall not be cumulative from year to year and shall be otherwise subject to the Company’s policies on vacation as in effect from time to time.

7.           Ancillary Agreement.  Without limiting any other rights that the Company may have, if Employee breaches any provision of that certain Non-Competition, Non-Solicitation and Confidentiality Agreement executed by Employee on even date herewith and attached hereto as Exhibit C, any right that Employee may have to receive any compensation or payments from the Company hereunder shall be forfeited by Employee and extinguished in all respects.

8.           Termination of Employment.  Employee’s employment and the Term will terminate on the first of the following to occur:

(a)           Automatically upon Employee’s death.

(b)           Upon written notice by the Company to Employee of termination due to Disability (as defined below).  For the purposes of this Agreement, “Disability” shall mean a condition that entitles Employee to benefits under an applicable Company long-term disability plan or, if no such plan exists, a physical or mental disability which, in the reasonable judgment of the Company’s Chief Executive Officer, is likely to render Employee unable to perform his regular assigned duties and obligations under this Agreement for 90 days in any 12-month period.

(c)           Upon written notice by the Company to the Employee of a termination for “cause” pursuant to Section 9 of this Agreement.

(d)           Upon written notice by the Company to the Employee of a termination without “cause”, other than for death or Disability.

(e)           Upon “voluntary termination” by Employee under Section 10 of this Agreement.

9.           Termination for Cause.

(a)           In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Employee’s employment under this Agreement for “cause” if:

(i)	Employee is convicted of, or enters a plea of guilty or nolo contendere to, a felony offense (unless, in the case of a conviction, the conviction shall have been reversed on appeal); or

(ii)	the Company’s Board or Chief Executive Officer determines that Employee has:

(A)           committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);

(B)           violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other person to violate, any material law, regulation or ordinance or, repeatedly violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other person to violate, any material rule, regulation, policy or practice established by the Company;

(C)           willfully, or because of gross or persistent negligence, (A) failed to properly perform his duties hereunder or (B) acted in a manner detrimental to, or adverse to the interests of, the Company;

(D)           violated, or failed to perform or satisfy any covenant, condition or obligation required to be performed or satisfied by Employee under this Agreement or contained in the Company’s employee handbook or policies, as in force from time to time; or

(E)           used illegal drugs or consumed alcohol and such consumption has caused or is likely to cause material damage to the Company.

(b)           The Company may effect such termination for cause by giving Employee written notice to such effect, setting forth in reasonable detail the factual basis for such termination (the “Cause Notice”); provided, however, that Employee may avoid such termination if the termination is based on any occurrence, act or event described in clauses (A) to (E) of paragraph (ii) of Section 9(a) (each, a “For Cause Event”), if the matters giving rise to such termination (including without limitation, any breach or violation by Employee) are remedied or cured, if capable of remedy or cure, within 15 days after receipt of the Cause Notice (“15-Day Cure Period”).  For the avoidance of doubt, Employee’s employment hereunder and the Term shall be terminated immediately upon delivery of the Cause Notice if Employee’s employment is being terminated due to the occurrence, act or event described in paragraph (i) of Section 9(a), and Employee’s employment hereunder and the Term shall be terminated immediately upon expiration of the 15-Day Cure Period if Employee’s employment is terminated due to the occurrence, act or events described in clauses (A) to (E) of paragraph (ii) of Section 9(a) (assuming the matters, violations or conditions giving rise to such termination are capable of being cured or remedied, provided that if they are incapable of being so cured or remedied, then such termination shall be immediate upon delivery of the Cause Notice).

10.           Voluntary Termination by Employee.  In addition to any other rights or remedies provided by law or in this Agreement, Employee may terminate his employment hereunder at any time by giving the Company written notice to such effect at least ninety (90) days prior to the date of termination set forth therein, such termination to be irrevocable upon receipt of such notice by the Company.

11.           Compensation and Benefits upon Termination.

(a)           If Employee’s employment is terminated as a result of his death or Disability, the Company will pay or provide to Employee: (1) any unpaid Base Salary through the date of termination; (2) reimbursement for any unreimbursed expenses incurred through the date of termination; (3) any unused vacation time accrued (through the date of termination) in accordance with Company policy or as otherwise required by law; and (4) any other payments, benefits or fringe benefits to which the Employee may be entitled under the terms of any applicable compensation arrangement or benefit plan or program or this Agreement, in all cases only through the date of termination (collectively items (1) through (4) shall be hereafter referred to as “Accrued Benefits”).

(b)           If Employee’s employment is terminated for cause under Section 9, or if Employee’s employment is terminated by Employee voluntarily under Section 10, the Company will pay or provide to Employee any Accrued Benefits.

(c)           If Employee’s employment is terminated by the Company other than for cause under Section 9, death or Disability, the Company will pay or provide the Employee with (i) any Accrued Benefits and (ii) subject to Employee’s compliance with the obligations herein, a one time payment equal to six months of his Base Salary. Any amount due to Employee under clause (i) and (ii) of this Section shall be payable in a lump sum within thirty (30) days of termination of employment, except as provided in Section 12 hereof.  Amounts payable to Employee under this Section 11(c), if any, are hereinafter referred to as the “Parachute Amount.”

(d)           Except as expressly set forth herein, any amount payable to Employee upon termination of his employment hereunder shall be paid promptly, and in any event within thirty (30) days, after the Termination Date.

12.           Change of Control.

(a)           For the purposes of this Section 12, the following terms shall be defined as hereinafter provided:

(i)           The "Act" is the Securities Exchange Act of 1934, as amended.

(ii)           A "person" includes a "group" within the meaning of Section 13(d)(3) of the Act.

(iii)           "Beneficially owns" and "acquisition" are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

(iv)           "Non-Affiliated Person" means any person, other than Employee, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Employee, the Company or such a trust.

(v)           "Voting Securities" includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock; provided, however, that securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

(vi)           "Right" means any option, warrant, restricted stock unit or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

(vii)           The "Code" is the Internal Revenue Code of 1986, as amended.

(viii)                      "Base amount," "present value" and "parachute payment" are used herein as defined in Section 280G of the Code.

(b)           A "Change of Control" occurs upon an acquisition of Voting Securities or Rights by a Non-Affiliated Person or any change in the number or voting power of outstanding Voting Securities, which results in such Non-Affiliated Person beneficially owning Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 12(f)) equal to or greater than fifty percent (50%) of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 12(f)).

(c)           It is intended that the present value of any payments or benefits to Employee, whether hereunder or otherwise, that are includible in the computation of the Parachute Amount shall not exceed 2.99 times the Employee's base amount.  Accordingly, if Employee receives any payment or benefit from the Company prior to payment of the Parachute Amount which, when added to the Parachute Amount, would subject any of the payments or benefits to Employee to the excise tax imposed by Section 4999 of the Code, the Parachute Amount shall be reduced by the least amount necessary to avoid such tax. The Company shall have no obligation hereunder to make any payment or provide any benefit to Employee after the payment of the Parachute Amount which would subject any of such payments or benefits to the excise tax imposed by Section 4999 of the Code.

(d)           Any other provision hereof notwithstanding, Employee may, prior to his receipt of the Parachute Amount pursuant to Section 11(c), waive the payment thereof, or, after his receipt of the Parachute Amount thereunder, treat some or all of such amount as a loan from the Company which Employee shall repay to the Company within one hundred eighty (180) days after the receipt thereof, together with interest thereon at the rate provided in Section 7872 of the Code, in either case, by giving the Company notice to such effect.

(e)           Any determination of the Employee 's base amount, the Parachute Amount, any liability for excise tax under Section 4999 of the Code or other matter required to be made pursuant to this Section 12, shall be made by the Company's regularly-engaged independent certified public accountants, whose determination shall be conclusive and binding upon the Company and Employee; provided that such accountants shall give to Employee, on or before the date on which payment of the Parachute Amount or any later payment or benefit would be made, a notice setting forth in reasonable detail such determination and the basis therefor, and stating expressly that Employee is entitled to rely thereon.

(f)           The number of votes that may be cast by holders of Voting Securities or Rights upon the issuance or grant thereof shall be deemed to be the largest number of votes that may be cast by the holders of such securities or the holders of any other Voting Securities into which such Voting Securities or Rights are convertible or for which they are exchangeable or exercisable, determined as though such Voting Securities or Rights were immediately convertible, exchangeable or exercisable and without regard to any anti-dilution or other adjustments provided for therein.

13.           IRC 409A.  This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions.  To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision.  Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits shall be paid to Employee during the six (6) month period following Employee's separation from service to the extent that the Company and Employee mutually agree and determine in good faith that paying such amounts at the time or times indicated in this Agreement would cause Employee to incur an additional tax under Section 409A of the Code, in which case such amounts shall be paid at the time or times indicated in this Section. If the payment of any such amounts are delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period, the Company will pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such six (6) month period.

14.           Notices.  All notices which are required by or may be given pursuant to the terms of this Agreement must be in writing and must be delivered personally; sent by certified mail, return receipt requested, postage prepaid; sent by facsimile (with written confirmation of transmission), provided that notice is also sent via first class mail, postage prepaid; or sent for next business day delivery by a nationally recognized overnight delivery service as follows:

If to the Company at:

469 7th Avenue, 10th Floor
New York, NY 10018
Attn:  Jeffrey Schwartz

with a copy to:

Stubbs Alderton & Markiles LLP
15260 Ventura Blvd., 20th Floor
Sherman Oaks, California 91403
Attn: Scott Galer, Esq.
Fax: (818) 444-6313

If to Employee at:

Any of the addresses and other contact information set forth above may be changed from time to time by written notice (delivered in accordance with this Section) from the party requesting the change.

Such notices and other communications will be treated for all purposes of this Agreement as being effective immediately if delivered personally or by facsimile (with written confirmation of transmission) during normal business hours, or five (5) days after mailing by certified mail, return receipt requested, first class postage prepaid, or one business day after deposit for next business day delivery by a nationally recognized overnight delivery service.

15.           Amendment.  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

16.           Waiver.  No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right.  No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith.  No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

17.           Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

18.           Severability.  The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

19.           Counterparts.  This Agreement may be executed in counterparts, including, without limitation, by facsimile, each of which shall be deemed an original and which together shall constitute one and the same agreement.

20.           Assignment.  This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety.  Except as otherwise expressly provided herein or required by law, Employee shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Employee, or any other ruling, judgment, order, writ or decree.

21.           Withholding.   The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes, as may be required to be withheld pursuant to any applicable law or regulation, and all other applicable withholdings.

22.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

23.           Titles and Captions.  The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties hereto or modify or otherwise affect any of the provisions hereof.

24.           Certain Definitions.  As used herein “person” includes, without limitation, a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

25.           Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement, commitment or arrangement relating thereto, written or oral, except that the certain Acknowledgement regarding Proprietary Information and Inventions attached hereto as Exhibit D between New Motion Mobile, Inc. f/k/a New Motion, Inc. and Employee, dated June 4, 2007, which shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

ATRINSIC, INC.

By:	/s/ Jeffrey Schwartz
Name: Jeffrey Schwartz
Title: Chief Executive Officer

/s/ Thomas Plotts
Thomas Plotts